                                                                    Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Excluding Interest on Deposits)

(dollars in thousands)

                                       For the
                                       Quarter                             For The Year Ended December 31,
                                        Ended       -----------------------------------------------------------------------------
                                       3/31/03            2002             2001            2000             1999             1998
                                  -----------------------------------------------------------------------------------------------
1/3 of rent expense               $        951      $    3,372      $     3,437     $     3,319     $      3,675      $     3,450
Total interest expense                  29,036         144,582          231,525         237,110          190,082          202,027
Fixed charges including
                                  -----------------------------------------------------------------------------------------------
  interest on deposits                  29,987         147,954          234,962         240,429          193,757          205,477

Less: Interest on deposits              25,129         122,569          199,703         182,448          157,997          178,144
Fixed charges excluding
                                  -----------------------------------------------------------------------------------------------
  interest on deposits (B)        $      4,858      $   25,385      $    35,259     $    57,981     $     35,760      $    27,333
                                  ===============================================================================================

Income before taxes               $     76,182      $  296,568      $   286,338     $   274,190     $    248,601      $   231,564
Fixed charges excluding
  interest on deposits                   4,858          25,385           35,259          57,981           35,760           27,333
                                  -----------------------------------------------------------------------------------------------
Earnings (A)                      $     81,040      $  321,953      $   321,597     $   332,171     $    284,361      $   258,897
                                  ===============================================================================================

Ratio of earnings to fixed charges:
Excluding interest on deposits (A/B)      16.7 x          12.7 x            9.1 x           5.7 x            8.0 x            9.5 x


(a) For purposes of computing the ratios of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges excluding interest on deposits include interest expense (other than on deposits) and one-third (the proportion deemed representative of the interest factor) of all rents.